Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MSP Recovery, Inc. (formerly Lionheart Acquisition Corporation II) on Form S-8 of our report dated March 7, 2022, except for the effects related to the General Legal Counsel disclosure in Note 5 Related Party Transactions as to which date is April 6, 2022, (which includes an explanatory paragraph as to the Company’s ability to continue as going concern), with respect to our audits of the consolidated financial statements of Lionheart Acquisition Corporation II (now known as MSP Recovery, Inc.) as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020, which report appears in the Annual Report on Form 10-K/A of Lionheart Acquisition Corporation II (now known as MSP Recovery, Inc.), in the Registration Statement on Form S-4 (File No. 333-260969) and in the Registration Statement on Form S-1 (File No. 333-265953), which are part of this Registration Statement. We were dismissed as auditors on May 23, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any consolidated financial statements incorporated by reference in such Registration Statement for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

July 28, 2022